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                                                                   EXHIBIT 2.1

                      ROBERTS OIL AND GAS, INC. LETTERHEAD


                          PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement is entered into this 27th day of February, 1997 ("Effective Date"), by and among:

Geopozos S.A., a company incorporated under the laws of Colombia, represented by Mr. Luis Clavijo Pedromo, who is acting with full capacity and legal authority as its President, with principal offices at Carrera 14 No. 87-39 of 201 of Santafe de Bogota D.C., Colombia ("Geo") and

Roberts Oil and Gas, Inc., incorporated under the laws of the state of Texas, U.S.A., represented by Earl K. Roberts, who is acting with full capacity and legal authority as its President with principal office at 8556 Katy Freeway, Suite 106, Houston, Texas 77024 ("Buyer")

ROGI International Inc., S.A., incorporated under the laws of the Republic of Panama, represented by Harold T. Crum who is acting with full capacity and legal authority as its authorized Agent, with principal offices at Frederico Boyd No. 7, Panama, Panama.

                                   WITNESSETH

WHEREAS, Geo currently holds 100% of the rights, interests and obligations under the Chimichagua Association Contract.

WHEREAS, Buyer wishes to acquire from Geo, One hundred percent (100%) of rights, interests and obligations in the Chimichagua Association Contract subject to and upon the terms provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties agree as follows:

1.       Subject to the provisions hereof and the considerations described in
         Section 2 below:

         1.1 Geo shall assign and transfer to Buyer or its assignee, One hundred percent (100%) of all of its rights, interests and obligations in the Chimichagua Association Contract, and in the same percentages of its rights, interests and obligations in the Movable Property and Real Property that belongs to Geo in such above mentioned contract.

         1.2 This assignment of interest in name to Roberts Oil and Gas, Inc., or its assignee, is subject to the final approval of Ecopetrol and the Ministry of Mines and Energy. The Parties shall take all such steps as may be reasonable and necessary to expedite such approvals, supplying for such entities, for such purposes all such information and documents as required. Should this approval be withheld, then a transfer of ownership to


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                 another buyer associated company will be undertaken until
                 transfer is approved by Ecopetrol.

         1.3 Buyer shall assume one hundred percent (100%) of all obligations and responsibilities in regards to the Chimichagua Association Contract.

         1.4 Geo or its designated entity shall be the Operator for the Chimichagua Association Contract (scheduled not to exceed 12 months using pre-approved AFE procedures) until such time Roberts Oil and Gas, Inc. and/or its assignee has been approved by Ecopetrol to assume operatorship.

         1.5 A detailed Joint Operating Agreement and Accounting Procedure will be executed between the Parties before March 14, 1997. This procedure to allow for a Geopozos mark-up of 10% for expenditures approved and agreed to in advance.

2. In consideration of the assignment of the mentioned One hundred percent (100%) interest referred above, Buyer shall pay to Geo or its designated entity the following sums and undertake the following obligations:

         2.1 The purchase price for the aforementioned assignment of interest shall be paid and accomplished as follows:

                 A. Roberts Oil and Gas, Inc. agrees to raise funds through a public stock market or private placement of debt or equity to completely develop the proven and probable reserves of the Chimichagua Association contract.

                 B.       Roberts Oil and Gas, Inc. will execute a promissory
                          note in favor of Geo in the amount of $600,000 to be paid from the first funds received from the money raising effort. Roberts Oil and Gas, Inc. shall be due the like amount from recovered expenses if Ecopetrol grants commercialization on the Arjona-1 well. The remainder of the recovery funds will be paid to Geo.

                 C. Geo or its assignee will receive from ROGI International Inc., S.A 2,000,000 shares of Roberts Oil and Gas, Inc. common stock free of any pledges or encumbrances as soon as they are issued by the authorized transfer agent.

                 D. Geo will be invited to nominate an individual to serve of the Board of Directors of Roberts Oil and Gas, Inc.

                 D. Geo or its assignee will receive from Roberts Oil and Gas, Inc. a 2% overriding royalty for all hydrocarbons produced from the Chimichagua Association Contract within fifteen (15) calendar days from receipt of funds from purchaser of hydrocarbons.



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         2.2     Payment of all stamp taxes and Notary fees associated with the execution of this Agreement shall be borne by the Parties.

3. Geo declares that the rights, interests and obligations of this transfer have not been previously assigned either totally or partially to either a natural person or a legal entity, nor has it been mortgaged or encumbered in any form.

4. This Agreement is subject to the laws and jurisdiction of the State of Texas, U.S.A., and it is executed under full confidential basis.
         Buyer or Geo shall not disclose it without the written approval of the other party, as well as any of the technical information and data delivered by Geo to Buyer.

5. The validity of this Agreement is subject to the Board of Directors approval of each of the parties that must take place before March 5, 1997. If any of the Boards deny such approval, this Agreement shall be terminated and without any legal effect.

6. In the event that Roberts Oil and Gas, Inc. desires to transfer all or part of its interest, rights and obligations in the Chimichagua Association Contract, Roberts Oil and Gas, Inc. shall properly protect all the rights granted by this Agreement to Geo, especially those related to the Royalty payments rights mentioned in Section 2.1.E above.

7. Roberts Oil and Gas, Inc. will have the right of first refusal to participate or promote Geopozos' Las Quinches and Cucuana Association Contract for a period of ninety (90) days after Geo notifies Buyer they are ready to proceed on such project.

IN WITNESS of that the Parties hereto executed this Agreement on the date first above written

Geopozos, S.A.                             Roberts Oil and Gas, Inc.

--------------------------------           --------------------------------
Represented by:                            Represented by:
Luis Clavijo Perdomo                       Earl K. Roberts
President                                  President, CEO

ROGI International Inc., s.A.


--------------------------------
Represented by:
Harold T. Crum
Agent


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